Exhibit 99.1
Scripps reports second-quarter results

For immediate release	(NYSE: SSP)
August 9, 2011
CINCINNATI — The E.W. Scripps Company reported operating results for the second quarter of 2011 that included a year-over-year increase in television revenues of 8.1 percent, excluding political advertising in both years, which was more than offset by continuing declines in newspaper revenue.
Consolidated revenues from continuing operations were $183 million, a decrease of 3.0 percent from $189 million in the second quarter of 2010.
Expenses totaled $175 million, down slightly from the first quarter, but essentially flat compared with the year-ago quarter. Restructuring costs, largely for the ongoing efforts to standardize and centralize certain functions in the newspaper division, dropped to $1.8 million, compared with $3.7 million in the 2010 quarter.
The company’s operating loss, which was $10.5 million in the first quarter of 2011, was narrowed significantly to $2.2 million in the second quarter of 2011. Scripps reported operating income of $3.2 million in the second quarter of 2010.
In the second quarter of 2011, the company reported a loss from continuing operations before income taxes of $2.7 million, compared with income of $3.7 million in the second quarter of 2010. The loss from continuing operations, net of tax, was $2.2 million, or 4 cents per share, in the 2011 quarter, compared with income from continuing operations, net of tax, of $1.8 million, or 3 cents per share, in the year-ago quarter.
Operating results of the licensing business, which was sold in the second quarter of 2010, are reported as discontinued operations for all periods presented in this release.
“Our television strategy, anchored by continuing investment in high-quality local news programming, is resulting in strong audience gains and revenue growth,” said Rich Boehne, Scripps president and CEO. “Local and national time sales were up 8 percent versus last year, excluding cyclical political advertising, and up 26 percent from the same period in 2009. The general recovery in television advertising has certainly helped, but we’re setting our stations apart and getting more than our fair share of the increasing demand for advertising by focusing on enterprise journalism, including investigative reporting, that expands local audiences.
“That same commitment to strong local content is driving audience growth and double-digit revenue growth for digital products in TV markets, where we’re building out marketplaces for tablets and smart phones, in additional to our core Web sites.

“In the newspaper division, encouraging results from the development of digital businesses and strategies to secure the print audience are being offset by continued declines in several core print advertising categories. Most challenging are those segments of revenue, such as real estate, that are closely tied to national economic conditions.
“We continue to simplify our newspaper operations and advertising sales efforts, especially in print, where readership and related circulation revenues are encouraging but advertising demand remains weak. An ambitious reorganization of the division is putting us in a much better position to focus on audience development and revenue generation. But expenses related to the reorganization, including those for implementation of new systems and analytics, are leading to some expense growth in this difficult revenue environment. Longer term, however, we expect the investments to pay off.
“Pure-play digital audiences and revenues, those with no direct tie to print products, continue to show good growth and we’re now rolling out several aggressive models that inspire information consumers to pay for content. Like some others in the industry, we believe properly packaged, compelling local content can have direct economic value in the fast-evolving digital marketplace.
“Scripps continues to demonstrate faith in its operators and entrepreneurs by purchasing its own stock in the open market. In the second quarter alone, our share repurchase program invested an additional $17 million in the company. Thanks to a debt-free balance sheet, and a cash cushion on hand, we’re able to make these investments in existing and new businesses at a time when returns are attractive.”
Second-quarter results by segment are as follows:
Television
Total revenue from the company’s television stations increased 3.0 percent to $77.0 million in the second quarter of 2011, compared with $74.8 million in the year-ago period. The 2011 figure was 26 percent higher than the $61.1 million of television revenue reported in the second quarter of 2009, the previous non-election year.
Excluding political advertising in both years, revenue increased 8.1 percent.
Advertising revenue broken down by category was:
•	Local, up 8.1 percent to $45.7 million
•	National, up 1.2 percent to $22.5 million
•	Political was $938,000, compared with $4.4 million in the 2010 quarter
In the second quarter of 2010, Scripps received $220,000 in network compensation from the NBC television network. Under the terms of agreements reached in 2010, the company no longer receives network compensation from either NBC or ABC, and instead pays a licensing fee to the networks for their programming.
Revenue from retransmission consent agreements increased 31 percent year over year to $3.9 million.

Digital revenue was $2.4 million, an increase of 26 percent compared with the second quarter of 2010.
Expenses for the TV station group rose by 3.3 percent year over year to $63.5 million in the second quarter due higher costs for programming as well as increases in employee costs as a consequence of the decision to restore certain retirement benefits. The increased programming costs will be more than offset by a significant reduction in syndicated programming costs starting later this year when the airing of Oprah comes to an end.
The television division’s segment profit in the second quarter was $13.5 million, compared with segment profit in the year-ago quarter of $13.3 million. (See Note 1 in the attached financial information for a definition of segment profit.)
Newspapers
Total revenue from Scripps newspapers fell 5.6 percent year over year to $102 million in the second quarter of 2011. Print advertising revenue was down 7.7 percent to $61.3 million. Both figures reflect slight improvements in the rate of decline from the first quarter of 2011.
Advertising revenue broken down by category was:
•	Local, down 4.6 percent to $20.7 million
•	Classified, down 9.4 percent to $20.0 million
•	National, down 31 percent to $3.1 million
•	Preprint and other, down 3.5 percent to $17.4 million
Within the classified advertising category, help wanted advertising improved on a year-over-year basis for the fourth consecutive quarter, rising 4.4 percent. Automotive advertising was down 6.4 percent, and real estate advertising, which has been weak due to the prolonged nationwide housing slump, was down 16 percent.
Circulation revenue in the second quarter was essentially flat at $29.7 million.
In 2011, we began reporting revenue from certain of our digital offerings net of the amounts paid to our digital partners. As a result of this change, reported digital revenues decreased 3.9 percent to $6.7 million. If 2010 revenues had been reported on this net basis, pure-play digital advertising would have increased 10.3 percent and total digital revenues in the second quarter of 2011 would have increased 3.1 percent.
Consistent with management’s guidance in May that second quarter newspaper expenses would be up in the low- to mid-single-digit range, expenses in the newspaper segment rose 3.9 percent, to $97.1 million, due to higher costs for newsprint and employee benefits. Employee costs rose 3.3 percent, driven, in part, by the reinstatement of the 401(k) matching program in mid-2010. A 10 percent increase in the price of newsprint in the second quarter resulted in a 10 percent increase in the expense for newsprint and press supplies.

Second-quarter segment profit in the newspaper division was $4.9 million, compared with segment profit of $14.6 million in the second quarter of 2010.
Syndication and other
The “syndication and other” category of the company’s financial statements includes the performance of United Media’s remaining syndication business and a number of smaller entities. Revenue from those operations fell to $4.0 million in the second quarter of 2011 from $6.0 million in the year-ago period, due largely to the change in the business model. As announced in February, Universal Uclick began providing syndicate services for United Media on June 1. Expenses decreased 11 percent. The segment loss, which includes one-time costs associated with the shutdown of United Media’s New York office, widened to $1.5 million, compared with a segment loss of less than $200,000 in the 2010 period.
Financial condition
Scripps had no long-term debt at the end of the quarter, while cash and cash equivalents totaled $157 million.
The approximately $25 million decrease in cash and cash equivalents during the quarter was largely attributable to the repurchase of shares and changes in net working capital. Scripps repurchased 1.9 million shares during the quarter at a weighted average price of $8.88. The remaining share repurchase authorization, which expires at the end of 2012, stands at $52 million as of June 30, 2011.
Year-to-date results
Revenue from continuing operations through the first half of the year was $363 million, compared with $373 million in the prior-year period.
Scripps reported a net loss from continuing operations of $11.1 million, or 19 cents per share, in the first six months of the year, compared with a net loss from continuing operations of $217,000, or less than a penny per share, in the first half of 2010.
Looking ahead
On a year-over-year basis, management believes key performance metrics for the third quarter will be as follows:
•	Television revenues will be down approximately 10 percent; excluding political advertising in both periods, television revenues could be up in the high single digits
•	Television expenses will be up low- to mid-single digits
•	Newspaper revenues will be down mid-single digits
•	Newspaper expenses will be up low-single digits
•	Corporate and shared services are expected to be about $8 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9 a.m. (eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-866-861-5393 (U.S.) or 1-612-338-1652 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“second quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. (Eastern) Aug. 9 until 11:59 p.m. EDT Aug. 16. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 210210.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 11 of its 2010 SEC Form 10K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse media enterprise with interests in television stations, newspapers, local news and information Web sites, and syndication of news features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2011	2010	2011	2010

Operating revenues	$183,034	$188,785	$363,392	$373,065
Costs and expenses, excluding restructuring costs	(173,197)	(170,254)	(351,504)	(340,068)
Restructuring costs	(1,822)	(3,720)	(3,915)	(7,063)
Depreciation and amortization	(10,029)	(11,577)	(20,449)	(23,196)
Gains (losses), net on disposal of property, plant and equipment	(205)	(22)	(242)	(735)

Operating income (loss)	(2,219)	3,212	(12,718)	2,003
Interest expense	(412)	(845)	(805)	(1,693)
Miscellaneous, net	(43)	1,298	(732)	911

Income (loss) from continuing operations before income taxes	(2,674)	3,665	(14,255)	1,221
Benefit (provision) for income taxes	462	(1,817)	3,148	(1,438)

Income (loss) from continuing operations, net of tax	(2,212)	1,848	(11,107)	(217)
Income from discontinued operations, net of tax	—	97,659	—	98,844

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(2,212)	$99,507	$(11,107)	$98,627

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$(0.04)	$0.03	$(0.19)	$0.00
Income from discontinued operations	0.00	1.53	0.00	1.55

Net income (loss) per basic share of common stock	$(0.04)	$1.56	$(0.19)	$1.54

Weighted average basic shares outstanding	58,707	57,001	58,698	56,044

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Syndication and other media primarily include syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Television	$77,042	$74,810	3.0%	$145,994	$141,649	3.1%
Newspapers	101,960	107,988	(5.6)%	208,132	220,600	(5.7)%
Syndication and other	4,032	5,987	(32.7)%	9,266	10,816	(14.3)%

Total operating revenues	$183,034	$188,785	(3.0)%	$363,392	$373,065	(2.6)%

Segment profit (loss):
Television	$13,530	$13,309		$19,854	$19,953
Newspapers	4,877	14,561		10,277	31,130
Syndication and other	(1,448)	(192)		(1,883)	(1,299)
Corporate and shared services	(7,122)	(9,147)		(16,360)	(16,787)

Depreciation and amortization	(10,029)	(11,577)		(20,449)	(23,196)
Gains (losses), net on disposal of property, plant and equipment	(205)	(22)		(242)	(735)
Interest expense	(412)	(845)		(805)	(1,693)
Restructuring costs	(1,822)	(3,720)		(3,915)	(7,063)
Miscellaneous, net	(43)	1,298		(732)	911

Income (loss) from continuing operations before income taxes	$(2,674)	$3,665		$(14,255)	$1,221

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Depreciation:
Television	$3,967	$4,554	$8,176	$8,707
Newspapers	5,398	6,366	10,881	13,152
Syndication and other	58	133	113	285
Corporate and shared services	289	162	646	352

Total depreciation	$9,712	$11,215	$19,816	$22,496

Amortization of intangibles:
Television	$80	$104	$158	$187
Newspapers	237	258	475	513

Total amortization of intangibles	$317	$362	$633	$700

The following is segment operating revenue for television:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Local	$45,712	$42,295	8.1%	$86,828	$82,034	5.8%
National	22,486	22,214	1.2%	42,490	42,425	0.2%
Political	938	4,386		1,382	5,226
Retransmission	3,857	2,955	30.5%	7,813	5,653	38.2%
Network compensation	—	220		—	993
Other	4,049	2,740	47.8%	7,481	5,318	40.7%

Total operating revenues	$77,042	$74,810	3.0%	$145,994	$141,649	3.1%

The following is segment operating revenue for newspapers:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2011	2010	Change	2011	2010	Change

Segment operating revenues:
Local	$20,698	$21,693	(4.6)%	$42,006	$45,464	(7.6)%
Classified	20,046	22,118	(9.4)%	40,977	43,907	(6.7)%
National	3,126	4,527	(30.9)%	6,739	9,562	(29.5)%
Preprint and other	17,395	18,026	(3.5)%	34,664	35,889	(3.4)%

Print advertising	61,265	66,364	(7.7)%	124,386	134,822	(7.7)%
Circulation	29,735	29,698	0.1%	61,292	61,842	(0.9)%
Digital	6,662	6,934	(3.9)%	12,997	13,653	(4.8)%
Other	4,298	4,992	(13.9)%	9,457	10,283	(8.0)%

Total operating revenues	$101,960	$107,988	(5.6)%	$208,132	$220,600	(5.7)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	June 30,	December 31,
(in thousands)	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$156,974	$204,924
Other current assets	167,405	157,655

Total current assets	324,379	362,579

Investments	12,080	10,652
Property, plant and equipment	371,216	389,650
Intangible assets	22,473	23,107
Deferred income taxes	25,618	30,844
Other long-term assets	12,907	10,710

TOTAL ASSETS	$768,673	$827,542

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$18,515	$34,091
Customer deposits and unearned revenue	26,101	26,072
Accrued expenses and other current liabilities	62,482	78,321

Total current liabilities	107,098	138,484

Other liabilities (less current portion)	98,606	97,526
Total equity	562,969	591,532

TOTAL LIABILITIES AND EQUITY	$768,673	$827,542

4. EARNINGS PER SHARE (“EPS”)
Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2011	2010	2011	2010

Numerator (for basic earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(2,212)	$99,507	$(11,107)	$98,627
Less income allocated to unvested restricted stock and RSUs	—	(10,672)	—	(12,154)

Numerator for basic earnings per share	$(2,212)	$88,835	$(11,107)	$86,473

Denominator

Basic weighted-average shares outstanding	58,707	57,001	58,698	56,044
Effective of dilutive securities:
Stock options held by employees and directors	—	212	—	—

Diluted weighted-average shares outstanding	58,707	57,213	58,698	56,044